Calculation of Filing Fee Tables
S-4
Rallybio Corp
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.0001 per share	Other	197,484,269		$ 6,582.81	0.0001381	$ 0.91
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 6,582.81		$ 0.91
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.91
Offering Note
[1]	(1) Relates to common stock, par value $0.0001 per share ("Rallybio Common Stock"), of Rallybio Corporation, a Delaware corporation ("Rallybio"), issuable to holders of shares of Class A common stock, par value $0.0001 per share ("Avenzo Common Stock"), shares of preferred stock, par value $0.0001 per share ("Avenzo Preferred Stock"), and outstanding unexercised options to purchase shares of Avenzo Common Stock that will be assumed by Rallybio and converted into options to purchase shares of Rallybio Common Stock ("Avenzo Options," and together with the Avenzo Common Stock and Avenzo Preferred Stock, "Avenzo Shares"), of Avenzo Therapeutics, Inc., a Delaware corporation ("Avenzo"), in the merger of Farmington Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Rallybio, with and into Avenzo, with Avenzo surviving as a wholly-owned subsidiary of Rallybio. The amount of Rallybio Common Stock to be registered includes the estimated maximum number of shares of Rallybio Common Stock that are expected to be issued (or become issuable) pursuant to the merger, without taking into account the effect of a reverse stock split of the Rallybio Common Stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 0.5020 shares of Rallybio Common Stock for each Avenzo Share. Such exchange ratio is only an estimate as the actual exchange ratio will be determined in connection with the closing of the merger. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any securities that may from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions. (2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Avenzo is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued (or become issuable) in the merger is one-third of the aggregate par value of the Avenzo securities expected to be exchanged for the shares of Rallybio Common Stock being registered, including any Rallybio Common Stock issuable upon exercise of the Avenzo Options.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date